UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(D) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 15, 2012

ELECTRONIC ARTS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-17948	94-2838567
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

209 Redwood Shores Parkway, Redwood City, California 94065-1175

(Address of Principal Executive Offices) (Zip Code)

(650) 628-1500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Approval of Performance-Based Restricted Stock Unit Awards

On May 15, 2012, the Executive Compensation and Leadership Committee (the “Committee”) of Electronic Arts Inc. (“EA”) approved the terms of performance-based restricted stock unit awards (the “Performance-Based RSUs”) to be granted to certain EA employees at the level of executive vice president and higher. Grants of these Performance-Based RSUs are expected to be made on June 18, 2012. The design of these Performance-Based RSUs is substantially similar to performance-based RSUs granted by the Committee in June 2011, with the exception of an adjustment to the start of the averaging period for the comparison of relative total stockholder return (“TSR”), as discussed below.

The number of Performance-Based RSUs that vest will be based on EA’s TSR relative to the performance of those companies in the NASDAQ-100 Index on April 1, 2012 (the “NASDAQ-100”). The NASDAQ-100 Index is comprised of 100 of the largest domestic and international non-financial securities listed on The NASDAQ Stock Market based on market capitalization. TSR for EA and the NASDAQ-100 will be measured over a three year performance period covering fiscal years 2013 through 2015, with one year (fiscal 2013), two year (fiscal 2013 through 2014), and three year (fiscal 2013 through 2015) TSR measurement periods. The TSR for each measurement period will be calculated using a 90-day trailing average of the closing stock prices of the NASDAQ-100 at the end of each measurement period as compared to the average closing stock prices of the NASDAQ-100 for the first 90 days of the measurement period. The performance-based RSUs granted in June 2011 utilize a 90-day trailing average of the closing stock prices of the NASDAQ-100 at both the start and end of each measurement period to determine TSR. The other material terms of the Performance-Based RSUs remain unchanged and are summarized below.

A target number of Performance-Based RSUs for each participating executive will be determined for each measurement period. The actual number of shares that vest will be determined by the Committee based on the relative TSR for each measurement period and will range from 0% to 200% of the target amount. In order to vest in 100% of the target number of Performance-Based RSUs, EA’s TSR needs to be at the 60th percentile of the TSR of the NASDAQ-100. The 60th percentile was chosen because it requires EA to outperform the majority of companies in the NASDAQ-100. If EA’s TSR is above the 60th percentile, the number of shares that vest will increase above the target number by 3% for each percentile above, and if EA’s TSR is below the 60th percentile, the number of shares that vest will decrease below the target number by 2% for each percentile below; provided that, under no circumstances will the actual number of shares that vest for each measurement period exceed five times the monetary value per share of those award units on the date of grant.

Subject to certain exceptions described below and/or in the Performance-Based RSU award agreement, recipients of the Performance-Based RSUs must be employed by EA in order for the Performance-Based RSUs to vest. The Performance-Based RSUs may not be sold or transferred prior to vesting (other than by will or by the laws of descent and distribution). In addition, recipients of the Performance-Based RSUs are not entitled to receive dividends nor do they have any voting rights until the units vest and become shares of EA’s common stock. In the event of a change of control of EA (as defined in the Performance-Based RSU award agreement), prior to the expiration of the three-year performance period, the Committee shall certify the TSR as of the date of the change of control and that TSR will be applied to determine the number of shares that vest on each remaining vest date. The vesting of the Performance-Based RSUs may be accelerated to the earlier of: (a) the date on which, during the time period beginning on the change of control and ending on the first anniversary of the change of control, the recipient’s employment is terminated without cause by EA or is terminated for good reason by the recipient (as such terms are defined in the Performance-Based RSU award agreement); or (b) as of the change of control if, during the two months immediately preceding the change of control, the recipient’s employment is terminated by EA without cause, and such termination is made in connection with the change of control, as determined by the Committee in its sole discretion. To the extent that the acceleration of the Performance-Based RSUs, when taken together with other arrangements offered by EA or its affiliates, would cause a recipient to owe an excise tax under Section 280G of the Internal Revenue Code (“Section 280G”), the recipient’s award would be reduced to an amount that would not cause the Section 280G excise tax to apply. Notwithstanding the foregoing, if the recipient would receive a greater net after-tax benefit by having the Section 280G excise tax apply, the reduction described in the previous sentence would not be made.

The foregoing description of the Performance-Based RSUs does not purport to be complete and is qualified in its entirety by reference to the form of Performance-Based RSU award agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Performance-Based Restricted Stock Unit Agreement *

*	Management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC ARTS INC.

Dated: May 18, 2012
	By:	/s/ Stephen G. Bené
Stephen G. Bené
Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Form of Performance-Based Restricted Stock Unit Agreement *

*	Management contract or compensatory plan or arrangement.